Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Rob Campbell
August 14, 2014 at 1:05 PM PDT		Nordstrom, Inc.
(206) 233-6550

	MEDIA CONTACT:	Dan Evans
Nordstrom, Inc.
(206) 303-3036
Nordstrom Second Quarter 2014 Earnings in Line with Expectations
Acquisition of Trunk Club Expected to Close in the Third Quarter
SEATTLE, Wash. (August 14, 2014) – Nordstrom, Inc. (NYSE: JWN) today reported earnings per diluted share of $0.95 for the second quarter ended August 2, 2014, compared with earnings per diluted share of $0.93 for the second quarter ended August 3, 2013. Total Company net sales of $3.3 billion for the second quarter increased 6.2 percent compared with net sales of $3.1 billion during the same period in fiscal 2013. Total Company comparable sales for the second quarter increased 3.3 percent.
On July 31, 2014, Nordstrom announced that it entered into an agreement to acquire Trunk Club, a personalized clothing service for men. Founded in 2009, Trunk Club delivers a stylist service that combines the convenience of online with a high-touch, personalized shopping experience. Trunk Club is a high-growth company and expects to achieve operational profitability and more than double its annual sales to over $100 million. The Company believes this acquisition represents a natural extension of its core business, aligns with its strategic priorities around a relevant customer experience and accelerates entry into this fast-growing market.
The Company will acquire Trunk Club for $350 million in Nordstrom stock, a portion of which is retention-based and subject to future vesting. In addition, the transaction includes a long-term management incentive plan of up to $100 million subject to Trunk Club's performance. The transaction is expected to be dilutive to earnings per diluted share for the next several years primarily due to share issuance, performance incentives and amortization of intangibles. The Company estimates the acquisition, including Trunk Club’s projected operating performance, will reduce earnings per diluted share in fiscal 2014 by 3 to 5 percent.
Trunk Club will operate as an independent, wholly-owned subsidiary and will be managed by its current leadership. The transaction is expected to close in the third quarter, subject to closing conditions including customary regulatory and shareholder approvals.
SECOND QUARTER SUMMARY

•
Second quarter net earnings of $183 million were comparable to the same period last year. Earnings before interest and taxes were $331 million, or 10.1 percent of net sales, compared with $335 million, or 10.8 percent of net sales, for the same quarter last year. This quarter’s net earnings included planned additional fulfillment and technology investments to improve service and experience across channels and approximately $5 million in incremental infrastructure and pre-opening costs related to the upcoming entry into Canada.

•
Nordstrom comparable sales, which consist of the full-line and Direct businesses, increased 2.7 percent. Top-performing merchandise categories included Cosmetics, Accessories and Men's Apparel. Nordstrom comparable sales during the Anniversary Sale, which is the Company’s largest sale event of the year, increased 3.6 percent.

•	Full-line comparable sales for the second quarter decreased 1.2 percent. The Southeast and Southwest regions were the top-performing geographic areas.

•	Direct net sales increased 22 percent in the second quarter, primarily driven by expanded merchandise selection.

•
Nordstrom Rack net sales increased $114 million, or 18 percent, compared with the same period in fiscal 2013, reflecting incremental volume from existing stores and the impact of 25 store openings since the second quarter of fiscal 2013. Nordstrom Rack comparable sales increased 4.0 percent.

•
The Nordstrom Rewards loyalty program continues to contribute to overall results, with members shopping more frequently and spending more on average than non-members. The Company opened nearly 370,000 new accounts in the second quarter, an increase of 18 percent compared with the same period last year. With 4.1 million active members, sales from members in the second quarter increased 11 percent in the second quarter and represented 44 percent of sales, from 42 percent for the same period last year.

•
Gross profit, as a percentage of net sales, of 35.4 percent decreased 7 basis points compared with the same period in fiscal 2013 primarily due to planned occupancy costs associated with Nordstrom Rack’s accelerated store expansion.

•
Ending inventory per square foot increased 19.2 percent compared with the same period in fiscal 2013, which outpaced the sales per square foot increase of 2.7 percent. The difference primarily reflected planned investments to fuel off-price growth, including increased levels of pack and hold inventory at Nordstrom Rack. The inventory increase also included planned investments in the full-price business to drive online growth and in well-performing merchandise categories.

•
Selling, general and administrative expenses, as a percentage of net sales, of 28.3 percent increased 66 basis points compared with the same period in fiscal 2013, primarily related to ongoing investments in fulfillment and technology and the planned entry into Canada. In addition, the second quarter of fiscal 2013 included a reduction in variable expenses related to company performance.

•
During the quarter, the Company repurchased 1.7 million shares of its common stock for $119 million. A total of $359 million remains under existing share repurchase board authorization. The actual number and timing of future share repurchases, if any, will be subject to market and economic conditions and applicable Securities and Exchange Commission rules.

•
Return on invested capital (ROIC) for the 12 months ended August 2, 2014 was 13.2 percent, which decreased from 14.4 percent for the same period last year. This decrease reflected increased capital expenditures related to store expansion and online growth. A reconciliation of this non-GAAP financial measure to the closest GAAP measure is included below.

EXPANSION UPDATE
Nordstrom plans to open three full-line stores (The Woodlands, Texas; Calgary, Canada and Jacksonville, Florida) later this year. To date in fiscal 2014, the Company opened 11 Nordstrom Rack stores and plans to open 16 additional stores during the remainder of the year. In the second quarter of 2014, the Company opened a Nordstrom Rack store in Manhasset, New York.

Number of stores	August 2, 2014	August 3, 2013
Nordstrom	117	117
Nordstrom Rack and other	154	131
Total	271	248

Gross square footage	26,442,000	25,567,000

FISCAL YEAR 2014 OUTLOOK
The Company updated its annual earnings per diluted share expectations, which incorporates second quarter results and the impact of share repurchases in the second quarter. Nordstrom’s updated expectations for fiscal 2014 are as follows:

	Prior Outlook	Current Outlook
Net sales	5.5 to 7.5 percent increase	6.5 to 7.5 percent increase
Comparable sales	2 to 4 percent increase	3 to 4 percent increase
Credit card revenues	$0 to $5 increase	Approximately $10 increase
Gross profit (%)	30 to 50 basis point decrease	40 to 50 basis point decrease
Selling, general and administrative expenses (%)	0 to 20 basis point increase	10 to 20 basis point increase
Interest expense, net	Approximately $25 decrease	Approximately $25 decrease
Effective tax rate	39.0%	39.0%
Earnings per diluted share, excluding the impact of any future share repurchases	$3.75 to $3.90	$3.80 to $3.90
Diluted shares outstanding	Approximately 194 million	Approximately 192 million
This earnings per diluted share outlook of $3.80 to $3.90 for fiscal 2014 does not include the acquisition of Trunk Club, which is estimated to reduce earnings per diluted share by 3 to 5 percent.
CONFERENCE CALL INFORMATION
The Company’s senior management will host a conference call to discuss second quarter 2014 results and 2014 outlook at 4:45 p.m. Eastern Daylight Time today. To listen to the live call online and view the speakers’ slides and Performance Summary document, visit the Investor Relations section of the Company’s corporate website at http://investor.nordstrom.com. An archived webcast with the speakers’ slides and Performance Summary document will be available in the Quarterly Earnings section for one year. Interested parties may also dial 415-228-4850 (passcode: NORD). A telephone replay will be available beginning approximately one hour after the conclusion of the call by dialing 203-369-3811 until the close of business on August 21, 2014.
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion specialty retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 271 stores in 36 states, including 117 full-line stores, 151 Nordstrom Racks, two Jeffrey boutiques and one clearance store. Nordstrom also serves customers through Nordstrom.com, the newly developed e-commerce site Nordstromrack.com, and its online private sale site, HauteLook. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this news release contain or may suggest "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated financial outlook for the fiscal year ending January 31, 2015, anticipated annual total sales rate, anticipated Return on Invested Capital and trends in our operations. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: successful execution of our customer strategy, including expansion into new markets, acquisitions, investments in our stores and online, our ability to realize the anticipated benefits from growth initiatives, and the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties; our ability to manage the transformation of our business/financial model as we increase our investments in growth opportunities, including our online business and our ability to manage related organizational changes; the anticipated financial performance of Trunk Club and the anticipated impact of the Trunk Club acquisition on the company's performance; our ability to maintain relationships with our employees and to effectively attract, develop and retain our future leaders; effective inventory management, disruptions in our supply chain and our ability to control costs; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach of our systems or those of a third-party provider that results in the theft, transfer or unauthorized disclosure of customer, employee or company information or compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; our ability to effectively utilize data in strategic planning and decision-making; efficient and proper allocation of our capital resources; reviewing of options for a financial partner in regards to a potential transaction related to our credit card receivables; our ability to safeguard our reputation and maintain our vendor relationships; the impact of economic and market conditions and the resultant impact on consumer spending patterns; our ability to respond to the business environment, fashion trends and consumer preferences, including changing expectations of service and experience in stores and online; the effectiveness of planned advertising, marketing and promotional campaigns in the highly competitive retail industry; weather conditions, natural disasters, health hazards, national security or other market disruptions, or the prospects of these events and the impact on consumer spending patterns; our compliance with applicable banking-related laws and regulations impacting our ability to extend credit to our customers, employment laws and regulations, certain international laws and regulations, other laws and regulations applicable to us, including the outcome of claims and litigation and resolution of tax matters, and ethical standards; impact of the current regulatory environment and financial system and health care reforms; compliance with debt covenants, availability and cost of credit, changes in interest rates, and trends in debt repayment patterns, personal bankruptcies and bad debt write-offs; and the timing and amounts of share repurchases by the company, if any, or any share issuances by the company, including issuances associated with option exercises or other matters. Our SEC reports, including our Form 10-K for the fiscal year ended February 1, 2014, and our Form 10-Q for the fiscal quarter ended May 3, 2014, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Six Months Ended
	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Net sales	$3,296	$3,104	$6,133	$5,761
Credit card revenues	96	92	190	184
Total revenues	3,392	3,196	6,323	5,945
Cost of sales and related buying and occupancy costs	(2,130)	(2,004)	(3,951)	(3,677)
Selling, general and administrative expenses	(931)	(857)	(1,776)	(1,658)
Earnings before interest and income taxes	331	335	596	610
Interest expense, net	(35)	(37)	(70)	(76)
Earnings before income taxes	296	298	526	534
Income tax expense	(113)	(114)	(203)	(205)
Net earnings	$183	$184	$323	$329

Earnings per share:
Basic	$0.97	$0.94	$1.70	$1.68
Diluted	$0.95	$0.93	$1.68	$1.66

Weighted-average shares outstanding:
Basic	189.6	195.5	189.7	195.5
Diluted	192.7	198.8	192.7	198.9

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	August 2, 2014	February 1, 2014	August 3, 2013
Assets
Current assets:
Cash and cash equivalents	$772	$1,194	$1,128
Accounts receivable, net	2,454	2,177	2,369
Merchandise inventories	1,805	1,531	1,464
Current deferred tax assets, net	260	239	244
Prepaid expenses and other	96	87	89
Total current assets	5,387	5,228	5,294

Land, buildings and equipment (net of accumulated depreciation of $4,587, $4,395 and $4,270)	3,096	2,949	2,810
Goodwill	175	175	175
Other assets	248	222	269
Total assets	$8,906	$8,574	$8,548

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,529	$1,263	$1,395
Accrued salaries, wages and related benefits	358	395	322
Other current liabilities	944	876	837
Current portion of long-term debt	7	7	407
Total current liabilities	2,838	2,541	2,961

Long-term debt, net	3,111	3,106	2,715
Deferred property incentives, net	498	498	490
Other liabilities	358	349	351

Commitments and contingencies

Shareholders' equity:
Common stock, no par value: 1,000 shares authorized; 188.6, 191.2 and 195.5 shares issued and outstanding	1,958	1,827	1,762
Retained earnings	179	292	313
Accumulated other comprehensive loss	(36)	(39)	(44)
Total shareholders' equity	2,101	2,080	2,031
Total liabilities and shareholders' equity	$8,906	$8,574	$8,548

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Six Months Ended
	August 2, 2014	August 3, 2013
Operating Activities
Net earnings	$323	$329
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses	244	220
Amortization of deferred property incentives and other, net	(40)	(32)
Deferred income taxes, net	(43)	(35)
Stock-based compensation expense	31	34
Tax benefit from stock-based compensation	10	16
Excess tax benefit from stock-based compensation	(11)	(17)
Bad debt expense	22	30
Change in operating assets and liabilities:
Accounts receivable	(221)	(199)
Merchandise inventories	(263)	(119)
Prepaid expenses and other assets	(11)	(9)
Accounts payable	241	328
Accrued salaries, wages and related benefits	(35)	(82)
Other current liabilities	68	30
Deferred property incentives	48	42
Other liabilities	6	11
Net cash provided by operating activities	369	547

Investing Activities
Capital expenditures	(376)	(427)
Change in credit card receivables originated at third parties	(77)	(70)
Other, net	(9)	(7)
Net cash used in investing activities	(462)	(504)

Financing Activities
Proceeds from long-term borrowings	13	—
Principal payments on long-term borrowings	(4)	(3)
Increase in cash book overdrafts	15	56
Cash dividends paid	(125)	(117)
Payments for repurchase of common stock	(326)	(219)
Proceeds from issuances under stock compensation plans	91	68
Excess tax benefit from stock-based compensation	11	17
Other, net	(4)	(2)
Net cash used in financing activities	(329)	(200)

Net decrease in cash and cash equivalents	(422)	(157)
Cash and cash equivalents at beginning of period	1,194	1,285
Cash and cash equivalents at end of period	$772	$1,128

NORDSTROM, INC.
STATEMENTS OF EARNINGS BY BUSINESS
(unaudited; dollar and share amounts in millions)
Retail Business
Our Retail business includes our Nordstrom branded full-line stores and website, our Nordstrom Rack stores, and our other retail channels including HauteLook, Nordstromrack.com and our Jeffrey stores. It also includes unallocated corporate center expenses. The following table summarizes the results of our Retail business for the quarter and six months ended August 2, 2014 compared with the same periods in 2013:

	Quarter Ended
	August 2, 2014		August 3, 2013
	Amount	% of net sales[1]	Amount	% of net sales[1]
Net sales	$3,296	100.0%	$3,104	100.0%
Cost of sales and related buying and occupancy costs	(2,129)	(64.6%)	(2,002)	(64.5%)
Gross profit	1,167	35.4%	1,102	35.5%
Selling, general and administrative expenses	(889)	(27.0%)	(807)	(26.0%)
Earnings before interest and income taxes	278	8.5%	295	9.5%
Interest expense, net	(30)	(0.9%)	(31)	(1.0%)
Earnings before income taxes	$248	7.5%	$264	8.5%

	Six Months Ended
	August 2, 2014		August 3, 2013
	Amount	% of net sales[1]	Amount	% of net sales[1]
Net sales	$6,133	100.0%	$5,761	100.0%
Cost of sales and related buying and occupancy costs	(3,949)	(64.4%)	(3,674)	(63.8%)
Gross profit	2,184	35.6%	2,087	36.2%
Selling, general and administrative expenses	(1,682)	(27.4%)	(1,561)	(27.1%)
Earnings before interest and income taxes	502	8.2%	526	9.1%
Interest expense, net	(61)	(1.0%)	(64)	(1.1%)
Earnings before income taxes	$441	7.2%	$462	8.0%
1Subtotals and totals may not foot due to rounding.

NORDSTROM, INC.
STATEMENTS OF EARNINGS BY BUSINESS
(unaudited; dollar and share amounts in millions)
Credit
Our Credit business earns finance charges, interchange fees, late fees and other revenue through operation of the Nordstrom private label and Nordstrom VISA credit cards. The following tables summarize the results of our Credit business for the quarter and six months ended August 2, 2014 compared with the same periods in 2013:

	Quarter Ended		Six Months Ended
	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Credit card revenues	$96	$92	$190	$184
Credit expenses	(43)	(52)	(96)	(100)
Earnings before interest and income taxes	53	40	94	84
Interest expense	(5)	(6)	(9)	(12)
Earnings before income taxes	$48	$34	$85	$72

	Quarter Ended		Six Months Ended
	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Allowance at beginning of period	$80	$85	$80	$85
Bad debt expense	7	16	22	30
Write-offs	(19)	(21)	(38)	(42)
Recoveries	12	5	16	12
Allowance at end of period	$80	$85	$80	$85

Annualized net write-offs as a percentage of average credit card receivables	1.4%	3.1%	2.1%	2.9%
Annualized net write-offs (including finance charges and fees) as a percentage of average credit card receivables	1.9%	3.7%	2.6%	3.5%

			August 2, 2014	August 3, 2013
30 days or more delinquent as a percentage of ending credit card receivables			1.5%	1.5%
Allowance as a percentage of ending credit card receivables			3.3%	3.6%

NORDSTROM, INC.
RETURN ON INVESTED CAPITAL (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar and share amounts in millions)
We believe ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of our use of capital and believe ROIC is an important component of shareholders' return over the long term. In addition, we incorporate ROIC in our executive incentive compensation measures. For the 12 fiscal months ended August 2, 2014, our ROIC decreased to 13.2% compared with 14.4% for the 12 fiscal months ended August 3, 2013. This decrease reflected increased capital expenditures related to store expansion and online growth.
ROIC is not a measure of financial performance under generally accepted accounting principles (“GAAP”) and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to ROIC is return on assets. The following is a reconciliation of the components of ROIC and return on assets:

	12 Fiscal Months Ended
	August 2, 2014	August 3, 2013
Net earnings	$727	$760
Add: income tax expense	453	469
Add: interest expense	156	158
Earnings before interest and income tax expense	1,336	1,387

Add: rent expense	133	116
Less: estimated depreciation on capitalized operating leases[1]	(71)	(62)
Net operating profit	1,398	1,441

Estimated income tax expense[2]	(536)	(550)
Net operating profit after tax	$862	$891

Average total assets[3]	$8,618	$8,216
Less: average non-interest-bearing current liabilities[4]	(2,577)	(2,355)
Less: average deferred property incentives[3]	(495)	(488)
Add: average estimated asset base of capitalized operating leases[5]	1,005	831
Average invested capital	$6,551	$6,204

Return on assets	8.4%	9.2%
ROIC	13.2%	14.4%
1Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating if they had met the criteria for a capital lease, or we had purchased the property. Asset base is calculated as described in footnote 5 below.
2Based upon our effective tax rate multiplied by the net operating profit for the 12 fiscal months ended August 2, 2014 and August 3, 2013.
3Based upon the trailing 12-month average.
4Based upon the trailing 12-month average for accounts payable, accrued salaries, wages and related benefits, and other current liabilities.
5Based upon the trailing 12-month average of the monthly asset base. The asset base for each month is calculated as the trailing 12-months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the asset base we would record for our capitalized operating leases described in footnote 1.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Adjusted Debt to EBITDAR is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our goal is to manage debt levels to maintain an investment-grade credit rating and operate with an efficient capital structure. In evaluating our debt levels, this measure provides a reflection of our credit worthiness that could impact our credit rating and borrowing costs. We also have a debt covenant that requires an adjusted debt to EBITDAR leverage ratio of less than four times. As of August 2, 2014 our Adjusted Debt to EBITDAR was 2.1 compared with 2.0 as of August 3, 2013.
Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted Debt to EBITDAR is debt to net earnings. The following is a reconciliation of the components of Adjusted Debt to EBITDAR and debt to net earnings:

	2014[1]	2013[1]
Debt	$3,118	$3,122
Add: estimated capitalized operating lease liability[2]	1,060	926
Less: fair value hedge adjustment included in long-term debt	(42)	(54)
Adjusted Debt	$4,136	$3,994

Net earnings	$727	$760
Add: income tax expense	453	469
Add: interest expense, net	155	156
Earnings before interest and income taxes	1,335	1,385

Add: depreciation and amortization expenses	478	442
Add: rent expense	133	116
Add: non-cash acquisition-related charges	5	9
EBITDAR	$1,951	$1,952

Debt to Net Earnings	4.3	4.1
Adjusted Debt to EBITDAR	2.1	2.0
1The components of Adjusted Debt are as of August 2, 2014 and August 3, 2013, while the components of EBITDAR are for the 12 months ended August 2, 2014 and August 3, 2013.
2Based upon the estimated lease liability as of the end of the period, calculated as the trailing 12-months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease, or we had purchased the property.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures, and when used in conjunction with GAAP measures, provides investors with a meaningful analysis of our ability to generate cash from our business. For the six months ended August 2, 2014, we had negative Free Cash Flow of $(194) compared with $(11) for the six months ended August 3, 2013.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Six Months Ended
	August 2, 2014	August 3, 2013
Net cash provided by operating activities	$369	$547
Less: capital expenditures	(376)	(427)
Less: cash dividends paid	(125)	(117)
Less: change in credit card receivables originated at third parties	(77)	(70)
Add: change in cash book overdrafts	15	56
Free Cash Flow	$(194)	$(11)

Net cash used in investing activities	$(462)	$(504)
Net cash used in financing activities	$(329)	$(200)